As filed with the Securities and Exchange Commission on May 29, 2015.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TRILLIUM THERAPEUTICS INC.
(Exact name of Registrant as specified in its charter)

Ontario, Canada	2834	Not Applicable
(Province or other Jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number, if
Incorporation or Organization)	Code Number)	applicable)

96 Skyway Avenue, Toronto, Ontario, Canada M9W 4Y9
Telephone: (416) 595-0627
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711
Telephone: (302) 738-6680
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

James Parsons	Daniel M. Miller	Gordon G. Raman
Trillium Therapeutics Inc.	Dorsey & Whitney LLP	Borden Ladner Gervais LLP
96 Skyway Avenue,	Suite 1605, Pacific Centre	40 King Street West
Toronto, Ontario	777 Dunsmuir Street	44th Floor
Canada M9W 4Y9	Vancouver, British Columbia	Toronto, Ontario
(416) 595-0627	Canada V7Y 1K4	Canada M5H 3Y4
	(604) 687-5151	(416) 367-6232

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	[ ] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	[X] at some future date (check the appropriate box below)

1.	[ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.

[  ] pursuant to Rule 467(b) on (     ) at (     ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (     ).

3.

[  ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	[X] after the filing of the next amendment to this Form (if preliminary material is being filed).

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum (2) aggregate offering price	Amount of registration fee
Common Shares	—	—	—	—
First Preferred Shares	—	—	—	—
Warrants	—	—	—	—
Units	—	—	—	—
Total	$100,000,000	—	$100,000,000	$11,620

(1)

Pursuant to Rule 457(o) of the Securities Act of 1933, as amended, there are being registered under this Registration Statement such indeterminate number of common shares, first preferred shares, warrants to purchase common shares and units of the Registrant (including common shares issuable upon exercise of any of such securities, including, without limitation, as a result of the application of anti-dilution provisions applicable thereto) as shall have an aggregate offering price not to exceed $100,000,000. Any securities registered by this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

SUBJECT TO COMPLETION, DATED MAY 29, 2015

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of British Columbia, Alberta, Manitoba, Ontario and Nova Scotia but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

This short form prospectus is a base shelf prospectus that has been filed under legislation in each of the provinces of British Columbia, Alberta, Manitoba, Ontario and Nova Scotia that permits certain information about these securities to be determined after this short form prospectus has become final and that permits the omission from this short form prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about the securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Trillium Therapeutics Inc. at 96 Skyway Avenue, Toronto, Ontario, M9W 4Y9 telephone (416) 595-0627, and are also available electronically at www.sedar.com. See “Documents Incorporated by Reference”.

Preliminary Short Form Base Shelf Prospectus

New Issue	Dated	, 2015

US$100,000,000

Common Shares
First Preferred Shares
Warrants
Units

Trillium Therapeutics Inc., or “we”, “our”, “Trillium” or “the Corporation”, may from time to time during the 25-month period that this prospectus, or Prospectus, including any amendments, remains valid, offer and sell under this Prospectus in one or more offerings, for an aggregate offering price of up to US$100,000,000 (or the equivalent in other currencies or currency units) common shares in the capital of the Corporation, or “Common Shares”, First Preferred shares in the capital of the Corporation, or “First Preferred Shares”, warrants to purchase Common Shares, or “Warrants” and units, or “Units”, comprised of one or more of the other securities described in this Prospectus in any combination (the Units, together with the Common Shares, First Preferred Shares and Warrants, are referred to as the “Securities”). We may offer Securities in such amounts and at such prices and, in the case of the Warrants and Units, with such terms, as we may determine in light of market conditions. We may sell the Warrants in one or more series and the First Preferred Shares, in one or more series.

We are permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, or “IFRS”, and they are subject to Canadian auditing and independence standards. Thus, they may not be comparable to financial statements of United States companies.

Owning the Securities may subject you to tax consequences both in the United States and Canada. This Prospectus or any applicable supplement to this Prospectus, or “Prospectus Supplement”, may not describe these tax consequences fully. You should read the tax discussion in any applicable Prospectus Supplement.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in Ontario, Canada, some or all of our officers and directors and some or all of the experts named in this Prospectus are residents of countries other than the United States, and most or all of our assets are located in Canada.

Neither the United States Securities and Exchange Commission, or “SEC”, nor any state securities regulator has approved or disapproved these Securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

There are certain risk factors that should be carefully reviewed by prospective purchasers. See “Risk Factors”.

The specific terms of the Securities with respect to a particular offering will be set forth in a Prospectus Supplement, including where applicable: (i) in the case of the Common Shares, the number of Common Shares offered, the currency (which may be Canadian dollars or any other currency), the issue price and any other specific terms; (ii) in the case of the First Preferred Shares, the number and series of First Preferred Shares offered, the currency (which may be Canadian dollars or any other currency), the issue price and any other specific terms; (iii) in the case of Warrants, the designation, the number of Warrants offered, the currency (which may be Canadian dollars or any other currency), number of Common Shares that may be acquired upon exercise of the Warrants, the exercise price, dates and periods of exercise, adjustment procedures and any other specific terms; and (iv) in the case of Units, the designation, the number of Units offered, the offering price, the currency (which may be Canadian dollars or any other currency), terms of the Units and of the Securities comprising the Units and any other specific terms. We may also include in a Prospectus Supplement specific terms pertaining to the Securities which are not within the options and parameters set forth in this Prospectus.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement before you invest in the Securities.

The outstanding Common Shares are listed for trading on the TSX, or “TSX”, under the trading symbol “TR” and on the NASDAQ Capital Market, or “NASDAQ”, under the trading symbol “TRIL”. Unless otherwise specified in any applicable Prospectus Supplement, the First Preferred shares, Warrants and Units will not be listed on any securities exchange. Unless specified in the applicable Prospectus Supplement, there is no market through which the First Preferred Shares, Warrants or Units may be sold and purchasers may not be able to resell the First Preferred Shares, Warrants or Units purchased under this Prospectus. This may affect the pricing of these securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See the “Risk Factors” section of the applicable Prospectus Supplement.

We may sell the Securities to or through underwriters, dealers, placement agents or other intermediaries or directly to purchasers or through agents. See “Plan of Distribution”. The Prospectus Supplement relating to a particular offering of Securities will identify each person who may be deemed to be an underwriter with respect to such offering and will set forth the terms of the offering of such Securities, including, as well as any fees or compensation payable to them in connection with the offering and sale of a particular issue of Securities, the public offering price or prices of the Securities and the proceeds to us from the sale of the Securities.

Subject to applicable securities legislation, in connection with any offering of Securities under this Prospectus, the underwriters, if any, may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus.

Our head office and registered office is located at 96 Skyway Avenue, Toronto, Ontario, Canada M9W 4Y9.

DEFINITIONS AND OTHER MATTERS

In this Prospectus, unless otherwise indicated, references to “Trillium”, “the Corporation”, “we”, “our” or similar terms are, unless otherwise stated or the context requires otherwise, to Trillium Therapeutics Inc. and the subsidiaries through which it conducts business. Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus is determined using IFRS, which differs from United States generally accepted accounting principles.

You should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. We have not authorized anyone to provide readers with different information. We are not making an offer to sell or seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus and any applicable Prospectus Supplement is accurate as of any date other than the date on the front of such documents, regardless of the time of delivery of this Prospectus and any applicable Prospectus Supplement or of any sale of the Securities. Information contained on our website should not be deemed to be a part of this Prospectus or incorporated by reference into this Prospectus and should not be relied upon for the purpose of determining whether to invest in the Securities.

CURRENCY AND EXCHANGE RATE PRESENTATION

The financial statements incorporated by reference into this Prospectus are reported in Canadian dollars. All references to “dollars” or “$” in this Prospectus are to Canadian dollars and all references to “US$” are to United States dollars.

The following table sets forth, for each period indicated, the high, low and average exchange rates for Canadian dollars expressed in United States dollars, as provided by the Bank of Canada. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this Prospectus may vary. The average exchange rate is calculated by using the average of the closing prices on the last day of each month during the relevant period. On May 26, 2015, the noon exchange rate for one Canadian dollar expressed in United States dollars as reported by the Bank of Canada, was $1.00 = US$0.8045. The high and low exchange rates are intra-day values rather than noon or closing rates.

	Three months
$1 Canadian dollar equivalent in	ended	Year ended December 31,
United States dollars	March 31, 2015	2014	2013	2012
Average rate for period	US$ 0.7920	US$ 0.9021	0.9662 US$	1.0010
High for period	0.8562	0.9444	1.0188	1.0371
Low for period	0.7791	0.8568	0.9314	0.9576

ENFORCEMENT OF CIVIL LIABILITIES

Trillium Therapeutics Inc. is an Ontario corporation and its principal place of business is in Canada. Some or all of the directors and officers of the Corporation are resident outside of the United States and most or all of its assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Corporation or its directors or officers, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act of 1933, as amended, or the “U.S. Securities Act”. You should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Corporation or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws. We believe that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We also believe, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We have filed with the SEC, concurrently with the registration statement on Form F-10 of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed Puglisi & Associates as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court, arising out of or related to or concerning the offering of Securities under this Prospectus.

Luke Beshar, Robert Kirkman, Michael Moore and Thomas Reynolds are our directors who reside outside of Canada and they have appointed the Corporation at its business address as agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements within the meaning of applicable securities laws. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “expect”, “estimate”, “may”, “will”, “could”, “leading”, “intend”, “contemplate”, “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements with respect to:

•	our expected future loss and accumulated deficit levels;

•	our projected financial position and estimated cash burn rate;

•	our expectations about the timing of achieving milestones and the cost of our development programs;

•	our observations and expectations regarding the binding profile of SIRPαFc with red blood cells compared to anti-CD47 monoclonal antibodies and proprietary CD47-blocking agents and the potential benefits to patients;

•	our requirements for, and the ability to obtain, future funding on favorable terms or at all;

•	our projections for the SIRPαFc development plan and progress of each of our products and technologies, particularly with respect to the timely and successful completion of studies and trials and availability of results from such studies and trials;

•	our expectations about our products’ safety and efficacy;

•	our expectations regarding our ability to arrange for the manufacturing of our products and technologies;

•	our expectations regarding the progress, and the successful and timely completion, of the various stages of the regulatory approval process;

•	our ability to secure strategic partnerships with larger pharmaceutical and biotechnology companies;

•	our strategy to acquire and develop new products and technologies and to enhance the capabilities of existing products and technologies;

•	our plans to market, sell and distribute our products and technologies;

•	our expectations regarding the acceptance of our products and technologies by the market;

•	our ability to retain and access appropriate staff, management, and expert advisers;

•	our expectations with respect to existing and future corporate alliances and licensing transactions with third parties, and the receipt and timing of any payments to be made by us or to us in respect of such arrangements; and

•	our strategy with respect to the protection of our intellectual property.

All forward-looking statements reflect our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but rather on management’s expectations regarding future activities, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. By their nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, known and unknown, that contribute to the possibility that the predictions, forecasts, projections or other forward-looking statements will not occur. Factors which could cause future outcomes to differ materially from those set forth in the forward-looking statements include, but are not limited to:

•	the effect of continuing operating losses on our ability to obtain, on satisfactory terms, or at all, the capital required to maintain us as a going concern;

•	the ability to obtain sufficient and suitable financing to support operations, preclinical development, clinical trials, and commercialization of products;

•	the risks associated with the development of novel compounds at early stages of development in our intellectual property portfolio;

•	the risks of reliance on third-parties for the planning, conduct and monitoring of clinical trials and for the manufacture of drug product;

•	the risks associated with the development of our product candidates including the demonstration of efficacy and safety;

•	the risks related to clinical trials including potential delays, cost overruns and the failure to demonstrate efficacy and safety;

•	the risks of delays and inability to complete clinical trials due to difficulties enrolling patients;

•	risks associated with our inability to successfully develop companion diagnostics for our development candidates;

•	delays or negative outcomes from the regulatory approval process;

•	our ability to successfully compete in our targeted markets;

•	our ability to attract and retain key personnel, collaborators and advisors;

•	risks relating to the increase in operating costs from expanding existing programs, acquisition of additional development programs and increased staff;

•	risk of negative results of clinical trials or adverse safety events by us or others related to our product candidates;

•	the potential for product liability claims;

•	our ability to achieve our forecasted milestones and timelines on schedule;

•	financial risks related to the fluctuation of foreign currency rates and expenses denominated in foreign currencies;

•	our ability to adequately protect proprietary information and technology from competitors;

•	risks related to changes in patent laws and their interpretations;

•	our ability to source and maintain licenses from third-party owners; and

•	the risk of patent-related litigation and the ability to protect trade secrets,

all as further and more fully described under the section of this Prospectus entitled “Risk Factors”.

Although the forward-looking statements contained in this Prospectus are based upon what our management believes to be reasonable assumptions, we cannot assure readers that actual results will be consistent with these forward-looking statements.

Any forward-looking statements represent our estimates only as of the date of this Prospectus and should not be relied upon as representing our estimates as of any subsequent date. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as may be required by securities legislation.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from our corporate secretary at 96 Skyway Avenue, Toronto, Ontario, M9W 4Y9 telephone (416) 595-0627, and are available electronically at www.sedar.com.

We have filed the following documents with the securities commissions or similar regulatory authorities in certain of the provinces of Canada and such documents are specifically incorporated by reference in, and form an integral part of this Prospectus, provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any subsequently filed document that is also incorporated by reference in this Prospectus:

•	our annual information form dated March 23, 2015, for the year ended December 31, 2014, or “AIF”;

•	our management information circular dated April 22, 2014 relating to our annual and special meeting of shareholders held on May 27, 2014;

•	our audited consolidated financial statements, together with the notes thereto, as at December 31, 2014 and 2013 and for the years then ended prepared under IFRS, as issued by the IASB, and the auditors’ report thereon addressed to our shareholders dated March 23, 2015;

•	our management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2014 and 2013 dated March 23, 2015;

•	our unaudited interim condensed consolidated financial statements, together with the notes thereto, as at March 31, 2015 and 2014 and for the three months then ended prepared in compliance with International Accounting Standards 34, Interim Financial Reporting, dated May 12, 2015;

•	our management’s discussion and analysis of financial condition and results of operations for the three months ended March 31, 2015 and 2014 dated May 12, 2015;

•	our management information circular dated April 22, 2015 prepared in connection with the annual meeting of shareholders to be held on May 27, 2015;

•	our material change report dated April 2, 2015 with respect to the pricing of an offering of 1,522,395 Common Shares and 1,077,605 non-voting convertible preferred shares at a price of US$19.50 per share for aggregate gross proceeds of US$50.7 million before deducting underwriting discounts and commissions and other offering expenses; and

•	our material change report dated April 14, 2015 with respect to the completion of an offering 1,750,754 Common Shares and 1,077,605 Series II Non-Voting Convertible First Preferred Shares, or “Series II First Preferred Shares”, at a price of US$19.50 per share, including 228,359 Common Shares sold pursuant to the full exercise of the underwriters’ option to purchase additional Common Shares for gross proceeds of approximately US$55.2 million.

Any documents of the type referred to in the preceding paragraph, including any annual information form, comparative annual consolidated financial statements and the auditors’ report thereon, comparative interim consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, material change report (except a confidential material change report), information circular, and the template version of any marketing materials, if filed by us with the securities commissions or similar authorities in the provinces of British Columbia, Alberta, Manitoba, Ontario and Nova Scotia after the date of this Prospectus and before the termination of the distribution, shall be deemed to be incorporated by reference in this Prospectus.

To the extent that any document or information incorporated by reference into this Prospectus is included in a report that is filed with or furnished to the SEC, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this Prospectus forms a part. In addition, any document filed by us with, or furnished by us to, the SEC pursuant to the United States Securities Exchange Act of 1934, as amended, or the “Exchange Act”, subsequent to the date of this Prospectus and prior to the date that is 25 months from the date of this Prospectus shall be deemed to be incorporated by reference into the registration statement of which this Prospectus forms a part, if and to the extent provided in such report.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this Prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Upon a new annual information form and related audited annual financial statements and management’s discussion and analysis being filed by us with, and where required, accepted by, the securities commission or similar regulatory authority in each of the provinces of British Columbia, Alberta, Manitoba, Ontario and Nova Scotia during the term of this Prospectus, the previous annual information form, the previous audited annual financial statements and related management’s discussion and analysis, all unaudited interim financial statements and related management’s discussion and analysis, and material change reports filed prior to the commencement of our financial year in which the new annual information form and related audited annual financial statements and management’s discussion and analysis are filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new interim financial statements and related management’s discussion and analysis being filed by us with the securities commission or similar regulatory authority in each of the provinces of British Columbia, Alberta, Manitoba, Ontario and Nova Scotia during the term of this Prospectus, all interim financial statements and related management’s discussion and analysis filed prior to the new interim consolidated financial statements and related management’s discussion and analysis shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new information circular relating to an annual meeting of holders of Common Shares being filed by us with the securities commission or similar regulatory authority in each of the provinces of British Columbia, Alberta, Manitoba, Ontario and Nova Scotia during the term of this Prospectus, the information circular for the preceding annual meeting of holders of Common Shares shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

One or more Prospectus Supplements containing the specific variable terms for an issue of the Securities and other information in relation to such Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and applicable Canadian requirements and, in accordance therewith, we file reports and other information with the SEC and with securities regulatory authorities in Canada. Under the multijurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Reports and other information filed by us with, or furnished to, the SEC may be inspected and copied at the public reference facilities maintained by the SEC in the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549 by paying a fee. You may call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information regarding the public reference facilities. The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We have filed with the SEC a registration statement on Form F-10 under the U.S. Securities Act with respect to the Securities. This Prospectus, including the documents incorporated by reference into this Prospectus, which forms a part of that registration statement, does not contain all of the information set forth in the registration statement, certain parts of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to our corporation and the Securities, reference is made to the registration statement and the exhibits thereto. Statements contained in this Prospectus, including the documents incorporated by reference into this Prospectus, as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference. The registration statement can be found on EDGAR at the SEC’s website at www.sec.gov.

THE CORPORATION

We are an immuno-oncology company developing innovative therapies for the treatment of cancer. Our lead program, SIRPαFc, is a novel, antibody-like protein that harnesses the innate immune system by blocking the activity of CD47, a molecule whose expression is increased on cancer cells to evade the host immune system. Expressed at high levels on the cell surface of a variety of liquid and solid tumors, CD47 functions as a signal that inhibits the destruction of tumor cells by macrophages via phagocytosis. By blocking the activity of CD47, we believe SIRPαFc has the ability to promote the macrophage-mediated killing of tumor cells in a broad variety of cancers both as a monotherapy and in combination with other immune therapies.

RISK FACTORS

An investment in the Securities involves a high degree of risk. Prospective investors should consider carefully the risk factors incorporated by reference in this Prospectus (including in subsequently filed documents incorporated by reference) and those described in any Prospectus Supplement before purchasing the Securities offered hereby. Prospective investors should consider the categories of risks identified and discussed in our annual information form and management’s discussion and analysis incorporated herein by reference. Any one of such risk factors could materially affect our business, financial condition and/or future operating results and prospects and could cause actual events to differ materially from those described in forward-looking statements and information relating to our corporation. Additional risks and uncertainties not currently identified by us or that we currently believe not to be material also may materially and adversely affect our business, financial condition, operations or prospects.

USE OF PROCEEDS

Unless otherwise indicated in an applicable Prospectus Supplement relating to an offering of Securities, we will use the net proceeds that we receive from the sale of Securities for ongoing research and development activities, working capital and general corporate purposes, which may include advancing the development of our SIRPαFc program, and investment in other development programs.

CAPITALIZATION

On April 7, 2015 we completed an underwritten public offering of Common Shares and Series II First Preferred Shares. In the offering, we sold 1,750,754 Common Shares and 1,077,605 Series II First Preferred Shares at a price of US$19.50 per share, including 228,359 Common Shares sold pursuant to the full exercise of the underwriters’ option to purchase additional Common Shares. The gross proceeds to the Corporation from this offering, before deducting underwriting discounts and commissions and other offering expenses payable by the Corporation, were approximately US$55.2 million.

As at May 26, 2015, the following securities were issued and outstanding:

•	7,185,847 Common Shares;

•	64,904,689 Series I Non-Voting Convertible First Preferred Shares, or “Series I First Preferred Shares”, convertible into 2,163,490 Common Shares;

•	1,077,605 Series II First Preferred Shares convertible into 1,077,605 Common Shares;

•	113,289,012 Common Share purchase warrants convertible into 3,776,300 Common Shares at a weighted- average exercise price of $8.67 per Common Share

•	665,475 stock options with a weighted-average exercise price of $11.44 per Common Share; and

•	28,777 DSUs.

After giving effect to the exercise of all Common Share purchase warrants and options to purchase Common Shares, and the conversion of all Series I and Series II First Preferred Shares and DSUs, there would be 14,897,494 Common Shares issued and outstanding as at May 26, 2015.

There have been no material changes in the number of our issued and outstanding Securities since December 31, 2014 other than the public offering of Common Shares completed on April 7, 2015 and described above and other than as noted below under “Prior Sales”.

PRIOR SALES

The following table summarizes details of all securities issued by us for the 12-month period prior to the date of this Prospectus.

Date of Issuance	Price per Security or Exercise Price (as applicable)	Number of and Description of Securities
May 27, 2014	$8.34	Issuance of 215,758 Options
January 14, 16, 19, 21, 22 and 26, 2015	$8.40	Issuance of 92,354 Common Shares on exercise of warrants
January 16 and 19, 2015	$12.00	Issuance of 22,012 Common Shares on exercise of warrants
January 16, 2015	$7.50	Issuance of 3,333 Common Shares on exercise of warrants
February 3, 12, 17 and 27, 2015	$12.00	Issuance of 67,529 Common Shares on exercise of warrants
February 4, 6, 10, 12, 23, 25 and 26, 2015	$8.40	Issuance of 97,256 Common Shares on exercise of warrants
February 27, 2015	$7.50	Issuance of 93 Common Shares on exercise of warrants
March 2, 4, 10, 18, 19 and 24, 2015	$12.00	Issuance of 29,482 Common Shares on exercise of warrants
March 2, 12, 16, 18, 23, 27 and 31, 2015	$8.40	Issuance of 136,000 Common Shares on exercise of warrants
March 5, 2015	$7.50	Issuance of 6,666 Common Shares on exercise of warrants
March 5, 2015	$7.50	Issuance of 3,333 Common Shares on exercise of warrants

Date of Issuance	Price per Security or Exercise Price (as applicable)	Number of and Description of Securities
April 1, 2015	$23.44	Issuance of 85,000 Options
April 1, 6, 7, 8, 10, 13, 15, 20 and 23, 2015	$12.00	Issuance of 67,516 Common Shares on exercise of warrants
April 2, 6, 9, 13, 14, 16, 20, 22 and 29, 2015	$8.40	Issuance of 228,932 Common Shares on exercise of warrants
April 6, 14 and 17, 2015	$6.30	Issuance of 92,668 Common Shares on exercise of warrants
April 7, 2015	US$19.50	Issuance of 1,750,754 Common Shares on an underwritten public offering
April 7, 2015	US$19.50	Issuance of 1,077,605 Series II First Preferred Shares on an underwritten public offering
May 1 and 13, 2015	$8.40	Issuance of 4,166 Common Shares on exercise of warrants
May 20 and 22, 2015	$12.00	Issuance of 4,366 Common Shares on exercise of warrants

DESCRIPTION OF COMMON SHARES

Holders of Common Shares are entitled to receive notice of and to attend all meetings of shareholders, except meetings at which holders of another specified class of shares are exclusively entitled to vote, and are entitled to one vote for each Common Share held on all votes taken at such meetings. The holders of Common Shares are entitled to receive such dividends as the board of directors may in their discretion declare, regardless of whether dividends are declared on any other class of shares. Upon liquidation, dissolution or winding up of the Corporation, the holders of Common Shares are entitled to receive any remaining property after payment of any amount required to redeem or retract any issued and outstanding First Preferred Shares of the Corporation and any other shares ranking senior in priority to the Common Shares.

Class B Shares

The holders of the Class B Shares are entitled to receive notice of and to attend any meeting of our shareholders but shall not be entitled to vote any of their Class B Shares at any such meeting. Each issued and fully paid Class B Share may at any time be converted, at the option of the holder, into one Common Share.

DESCRIPTION OF FIRST PREFERRED SHARES

The First Preferred Shares may at any time and from time to time be issued in one or more series and our board of directors may before the issue thereof fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of First Preferred Shares.

The First Preferred Shares are entitled to priority over the Common Shares and Class B Shares and all other shares ranking junior to the First Preferred Shares with respect to the payment of dividends and the distribution of our assets in the event of our liquidation, dissolution or winding up or other distribution of our assets among our shareholders for the purpose of winding up our affairs.

The First Preferred Shares of each series rank on a parity with the First Preferred Shares of every other series with respect to priority in the payment of dividends and in the distribution of our assets in the event of our liquidation, dissolution or winding up or other distribution of our assets among our shareholders for the purpose of winding up our affairs.

Series I First Preferred Shares

During 2013, we created a new series of First Preferred Shares, our Series I First Preferred Shares. The holders of Series I First Preferred Shares are not entitled to vote at any meeting of our shareholders (except in limited circumstances provided for in the Business Corporations Act (Ontario)).

The holders of Series I First Preferred Shares are entitled to receive dividends as determined and declared at the discretion of our board of directors equally on a one-for-one basis with the holders of shares of the other series of First Preferred Shares and, at the discretion of our board of directors, either in priority to, or equally on a share-for-share basis with, holders of our Common Shares or Class B Shares. If any amount of cumulative dividends, whether or not declared, or declared non-cumulative dividends, with respect to shares of a series of our First Preferred Shares is not paid in full, the shares of the series will participate on a pro rata basis with the shares of all other series of that class of shares with respect to all accumulated cumulative dividends, whether or not declared, and all declared non-cumulative dividends.

Each issued and fully paid Series I First Preferred Share may at any time be converted, at the option of the holder, into one Common Share, subject to adjustment. Following the 30 for 1 share consolidation completed in November 2014, each presently outstanding Series I First Preferred Share may be converted, at the option of the holder into one thirtieth (1/30th) of a Common Share, subject to further adjustment. Notwithstanding the foregoing, holders of Series I First Preferred Shares will be prohibited from converting Series I First Preferred Shares into Common Shares if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (which the holder may elect to increase or decrease by written notice to us to any other percentage specified in such notice, provided that any increase (but not decrease) will not be effective until the 61st day after such notice) of the total number of our Common Shares then issued and outstanding, unless the holder gives us at least 61 days prior notice of an intent to convert into Common Shares that would cause the holder to own more than 4.99% (or another percentage elected by the holder) of the total number of our Common Shares then issued and outstanding.

In addition, we will not be required to deliver to a holder any Common Shares upon a conversion of our Series I First Preferred Shares into Common Shares if our Common Shares are then listed and posted for trading on the Toronto Stock Exchange (or the TSX Venture Exchange) and to the extent that the conversion would result in the holder, together with any person acting jointly or in concert with the holder within the meaning of the Securities Act (Ontario), beneficially owning or exercising control or direction over Common Shares representing more than:

1.	9.99% of our outstanding Common Shares unless the holder (or, where the holder is not an individual, any director, officer or insider of the holder) has first provided:

(a)	the stock exchange with a personal information form pursuant to the rules of that stock exchange and the form has been approved by the stock exchange; and

(b)	a copy of the approval of the personal information form by the stock exchange to us; and

2.

19.99% of our outstanding Common Shares, unless we have received approval from the stock exchange and the holders of our Common Shares of the issuance of Common Shares at a meeting of holders of Common Shares which we will call, at our expense, in accordance with the applicable policies of the stock exchange.

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of our assets among our shareholders for the purpose of winding-up our affairs, or in the event of a reduction or redemption of our capital stock, the holders of Series I First Preferred Shares are entitled to receive an amount per share equal to that amount of money that we received as consideration for such Series I First Preferred Shares or, in the event that Series I First Preferred Shares were not issued for money, then the amount equal to the fair value of any property we received as consideration for the issuance of such Series I First Preferred Shares divided by the number of Series I First Preferred Shares issued, the whole before any amount shall be paid by us or any of our assets shall be distributed to holders of our Common Shares and Class B Shares. After such payment, the holders of Series I First Preferred Shares are not entitled to share in any further distribution of our property or assets. If any amount payable on return of capital in the event of our liquidation, dissolution or winding-up in respect of shares of a series of our First Preferred Shares is not paid in full, the shares of the series will participate on a pro rata basis with the shares of all other series of that class of shares with respect to all amounts payable on return of capital in the event of our liquidation, dissolution or winding-up.

Series II First Preferred Shares

During 2015, we created a new series of First Preferred Shares, our Series II First Preferred Shares. The holders of Series II First Preferred Shares are not entitled to vote at any meeting of our shareholders (except in limited circumstances provided for in the Business Corporations Act (Ontario)).

The holders of Series II First Preferred Shares are entitled to receive dividends as determined and declared at the discretion of our board of directors on a parity basis with the holders of shares of the other series of First Preferred Shares and, at the discretion of our board of directors, either in priority to, or equally on a share-for-share basis with, holders of our Common Shares or Class B Shares. If any amount of cumulative dividends, whether or not declared, or declared non-cumulative dividends, with respect to shares of a series of our First Preferred Shares is not paid in full, the shares of the series will participate on a pro rata basis with the shares of all other series of that class of shares with respect to all accumulated cumulative dividends, whether or not declared, and all declared non-cumulative dividends.

Each issued and fully paid Series II First Preferred Share may at any time be converted, at the option of the holder, into one common share, subject to adjustment. Notwithstanding the foregoing, holders of Series II First Preferred Shares will be prohibited from converting Series II First Preferred Shares into Common Shares if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (which the holder may elect to increase or decrease by written notice to us to any other percentage specified in such notice, provided that any increase (but not decrease) will not be effective until the 61st day after such notice) of the total number of our Common Shares then issued and outstanding, unless the holder gives us at least 61 days prior notice of an intent to convert into Common Shares that would cause the holder to own more than 4.99% of the total number of our Common Shares then issued and outstanding.

In addition, we will not be required to deliver to a holder any Common Shares upon a conversion of our Series II First Preferred Shares into Common Shares if our Common Shares are then listed and posted for trading on the Toronto Stock Exchange (or the TSX Venture Exchange) and to the extent that the conversion would result in the holder, together with any person acting jointly or in concert with the holder within the meaning of the Securities Act (Ontario), beneficially owning or exercising control or direction over Common Shares representing more than:

1.	9.99% of our outstanding Common Shares unless the holder (or, where the holder is not an individual, any director, officer or insider of the holder) has first provided:

(a)	the stock exchange with a personal information form pursuant to the rules of that stock exchange and the form has been approved by the stock exchange; and

(b)	a copy of the approval of the personal information form by the stock exchange to us; and

2.

19.99% of our outstanding Common Shares, unless we have received approval from the stock exchange and the holders of our Common Shares of the issuance of Common Shares at a meeting of holders of Common Shares which we will call, at our expense, in accordance with the applicable policies of the stock exchange.

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of our assets among our shareholders for the purpose of winding-up our affairs, or in the event of a reduction or redemption of our capital stock, the holders of Series II First Preferred Shares are entitled to receive an amount per share equal to that amount of money that we received as consideration for such Series II First Preferred Shares or, in the event that Series II First Preferred Shares were not issued for money, then the amount equal to the fair value of any property we received as consideration for the issuance of such Series II First Preferred Shares divided by the number of Series II First Preferred Shares issued, the whole before any amount shall be paid by us or any of our assets shall be distributed to holders of our Common Shares and Class B Shares. After such payment, the holders of Series II First Preferred Shares are not entitled to share in any further distribution of our property or assets. If any amount payable on return of capital in the event of our liquidation, dissolution or winding-up in respect of shares of a series of our First Preferred Shares is not paid in full, the shares of the series will participate on a pro rata basis with the shares of all other series of that class of shares with respect to all amounts payable on return of capital in the event of our liquidation, dissolution or winding-up.

DESCRIPTION OF WARRANTS

The following description of the terms of Warrants sets forth certain general terms and provisions of Warrants in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Warrants offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Warrants. Warrants may be offered separately or in combination with one or more other Securities.

The description of the general terms and provisions of Warrants described in any Prospectus Supplement will include, where applicable:

•	the designation and aggregate number of Warrants offered;

•	the price at which the Warrants will be offered;

•	if other than Canadian dollars, the currency or currency unit in which the Warrants are denominated;

•	the designation and terms of the Common Shares that may be acquired upon exercise of the Warrants;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each Warrant;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the related Securities will be transferable separately;

•	the minimum or maximum amount, if any, of Warrants that may be exercised at any one time;

•	whether the Warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions; and

•	any other material terms, conditions and rights (or limitations on such rights) of the Warrants.

We reserve the right to set forth in a Prospectus Supplement specific terms of the Warrants that are not within the parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Warrants.

DESCRIPTION OF UNITS

We may issue Units comprised of one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Units.

The particular terms of each issue of Units will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of Units offered;

•	the price at which the Units will be offered;

•	if other than Canadian dollars, the currency or currency unit in which the Units are denominated;

•	the terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units; and

•	any other material terms, conditions and rights (or limitations on such rights) of the Units.

We reserve the right to set forth in a Prospectus Supplement specific terms of the Units that are not within the parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Units.

MARKET FOR SECURITIES

Our Common Shares were listed on the TSX Venture Exchange, or “TSXV”, until April 22, 2014 when we delisted from the TSXV and began trading on the TSX. Our Common Shares traded under the symbol “SSS” until June 6, 2014 when the symbol was changed to “TR”. Our Common Shares were listed on the OTCQX International under the symbol “SCTPF” from May 20, 2013 until we delisted and began trading on NASDAQ, under the symbol “TRIL” on December 19, 2014.

The high and low market prices and the aggregate volume of trading of our Common Shares for each month for the most recent twelve months on the TSXV/TSX, NASDAQ and the OTCQX International were as follows:

TSXV/TSX(1)(2)

Month	High ($)	Low ($)	Volume (#)
May 1 to May 26, 2015	29.98	21.21	163,150
April 2015	37.27	22.69	538,051
March 2015	26.07	17.00	307,858
February 2015	20.21	15.14	204,365
January 2015	18.37	10.50	361,364
December 2014	10.50	7.02	209,040
November 2014	10.35	8.25	183,076
October 2014	8.40	6.30	59,873
September 2014	9.15	7.20	66,472
August 2014	9.15	8.25	51,381
July 2014	10.35	8.40	60,773
June 2014	12.30	8.10	103,066
May 2014	12.15	7.95	83,797

Notes:

(1)	Our Common Shares began trading on the TSX on April 22, 2014.
(2)	Common Share market prices are restated to reflect the 30 for 1 share consolidation completed in November 2014.

NASDAQ(1)

Month	High (US$)	Low (US$)	Volume (#)
May 1 to May 26, 2015	24.55	17.57	2,821,241
April 2015	27.99	18.80	7,607,223
March 2015	20.88	13.06	2,542,925
February 2015	16.50	12.61	1,321,813
January 2015	15.65	9.05	3,046,079
December 2014	9.10	7.01	733,484

Notes:

(1)	Our Common Shares began trading on the OTCQX International on May 20, 2013 and on the NASDAQ on December 19, 2014.

OTCQX International(1)(2)

Month	High (US$)	Low (US$)	Volume (#)
December 2014	8.35	6.02	159,907
November 2014	9.09	7.35	177,862
October 2014	7.65	5.64	68,959
September 2014	8.55	6.30	40,676
August 2014	8.41	7.50	45,757
July 2014	9.96	7.61	32,116
June 2014	11.49	7.28	32,151
May 2014	11.31	7.14	34,901
April 2014	14.24	8.70	50,706

Notes: Our

(1)	Our Common Shares began trading on the OTCQX International on May 20, 2013 and on NASDAQ on December 19, 2014.
(2)	Common Share market prices are restated to reflect the 30 for 1 share consolidation completed in November 2014.

PLAN OF DISTRIBUTION

We may, from time to time, during the 25-month period that this Prospectus remains valid, offer for sale and issue Securities. We may issue and sell up to US$100,000,000, in the aggregate, of Securities.

We may sell Securities to or through underwriters, dealers, placement agents or other intermediaries and also may sell Securities directly to purchasers or through agents, subject to obtaining any applicable exemption from registration requirements.

The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, including in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102, including sales made directly on the TSX, NASDAQ or other existing trading markets for the Securities, or at prices related to such prevailing market prices to be negotiated with purchasers and as set forth in an accompanying Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from us or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers, placement agents or other intermediaries that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

If so indicated in the applicable Prospectus Supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the Securities directly from us pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable Prospectus Supplement or supplements, which will also set forth the commission payable for solicitation of these contracts.

The Prospectus Supplement relating to any offering of Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers, placement agents or intermediaries and any fees or compensation payable to them in connection with the offering and sale of a particular issue of Securities, the public offering price or prices of the Securities and the proceeds to us from the sale of the Securities.

Under agreements which may be entered into by us, underwriters, dealers, placement agents and other intermediaries who participate in the distribution of Securities may be entitled to indemnification by us against certain liabilities, including liabilities under the U.S. Securities Act and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers, placement agents or other intermediaries may be required to make in respect thereof. The underwriters, dealers, placement agents and other intermediaries with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business. Any offering of First Preferred Shares, Warrants or Units will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the First Preferred Shares, Warrants or Units will not be listed on any securities exchange. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the First Preferred Shares, Warrants or Units may be sold and purchasers may not be able to resell First Preferred Shares, Warrants or Units purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the First Preferred Shares, Warrants or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. Certain dealers may make a market in the First Preferred Shares, Warrants or Units, as applicable, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the First Preferred Shares, Warrants or Units or as to the liquidity of the trading market, if any, for the First Preferred Shares, Warrants or Units.

Subject to applicable securities legislation, in connection with any offering of Securities under this Prospectus, other than an “at-the-market distribution”, the underwriters, dealers or agents, if any, may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time. No underwriter, dealer or agent involved in an “at-the-market distribution”, as defined in NI 44-102, no affiliate of such an underwriter, dealer or agent and no person acting jointly or in concert with such an underwriter, dealer or agent will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian or United States federal income tax consequences which may be applicable to a purchaser of Securities offered thereunder.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the registration statement on Form F-10 of which this Prospectus forms a part: the documents listed under “Documents Incorporated by Reference”; consents of accountants and counsel; and powers of attorney from some of our directors and officers. A copy of any applicable form of warrant agreement will be filed by post-effective amendment to the registration statement or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

EXPERTS

Our auditors are Ernst & Young LLP, Chartered Professional Accountants, Licensed Public Accountants, Toronto, Ontario, Canada. Our audited consolidated financial statements as at December 31, 2014 and 2013 and for the years then ended incorporated by reference into this Prospectus have been audited by Ernst & Young LLP, Independent Registered Public Accounting Firm, as indicated in their report dated March 23, 2015 as set forth in their report thereon incorporated herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young LLP has been our auditors since inception on March 31, 2004.

Ernst & Young LLP has advised that they are independent with respect to us within the meaning of the Rules of the Professional Conduct of the Chartered Professional Accountants of Ontario (registered name of The Institute of Chartered Accountants of Ontario) and within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the United States Public Company Accounting Oversight Board.

REGISTRAR AND TRANSFER AGENT

Our registrar and transfer agent in Canada is Computershare Investor Services Inc. at its principal office in Toronto, Ontario and the co-registrar and co-transfer agent in the United States is Computershare Trust Company, N.A., at its offices in Canton, Massachusetts.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario) (the “OBCA”), the Registrant may, indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (an “indemnified person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that his or her conduct was lawful. The Registrant may advance moneys to an indemnified person for the costs, charges and expenses of a proceeding referred to above, but the individual must repay the money if the individual has not acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of any other entity for which the indemnified person acted as a director or officer or in a similar capacity at the corporation's request. However, any such indemnified person is entitled under the OBCA to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is subject because of the individual’s association with the corporation or other entity, if such indemnified person was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulflled the conditions set forth above.

By-laws of Registrant

In accordance with the provisions of the OBCA, the by-laws of the Registrant provide that the Registrant will indemnify a director or officer, a former director or officer, or an individual who acts or acted at the Registrant’s request as a director or officer or an individual acting in a similar capacity of another entity, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the registrant or other entity, provided however that the Registrant shall not so indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the registrant’s request, and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful.

The Registrant has purchased directors’ and officers’ liability insurance for the benefit of the directors and officers of the Registrant, to back up the Registrant’s indemnification of them against liability incurred in their capacity as directors and officers, subject to certain limitations under applicable law. If the Registrant becomes liable under the terms of its by-laws, the insurance coverage will extend to its liability; however, each claim will be subject to a per claim retention of $750,000.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

II-1

EXHIBITS

See the Exhibit Index hereto.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of this Registration Statement, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, on this 29th day of  May, 2015.

TRILLIUM THERAPEUTICS INC.

By:		/s/ Niclas Stiernholm
	Name:	Niclas Stiernholm
	Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Niclas Stiernholm and James Parsons, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on May 29, 2015:

Signature	Title

/s/ Niclas Stiernholm	President and Chief Executive Officer and Director (principal executive officer)
Niclas Stiernholm

/s/ James Parsons	Chief Financial Officer (principal financial and accounting officer)
James Parsons

/s/ Calvin Stiller	Director
Calvin Stiller

/s/ Luke Beshar	Director
Luke Beshar

/s/ Henry Friesen	Director
Henry Friesen

/s/ Robert Kirkman	Director
Robert Kirkman

/s/ Michael Moore	Director
Michael Moore

/s/ Thomas Reynolds	Director
Thomas Reynolds

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on May 29, 2015.

PUGLISI & ASSOCIATES

By:		/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBIT INDEX

Exhibit	Description
Number

4.1	Annual information form of the Registrant dated March 23, 2015, for the year ended December 31, 2014 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 24, 2015 (File No. 001-36596)).

4.2	Management information circular of the Registrant dated April 22, 2014.

4.3	Audited consolidated financial statements of the Registrant, together with the notes thereto, as at December 31, 2014 and 2013 and for the years then ended (incorporated by reference to Exhibit 99.3 to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 24, 2015 (File No. 001-36596)).

4.4	Management’s discussion and analysis of the Registrant for the years ended December 31, 2014 and 2013 (incorporated by reference to Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 24, 2015 (File No. 001-36596)).

4.5	Unaudited interim condensed consolidated financial statements of the Registrant, together with the notes thereto, as at March 31, 2015 and 2014 and for the three months then ended (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 6-K furnished to the Commission on May 13, 2015 (File No. 001-36596));

4.6	Management’s discussion and analysis of the Registrant for the three months ended March 31, 2015 and 2014 (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 6-K furnished to the Commission on May 13, 2015 (File No. 001-36596));

4.7	Management information circular of the Registrant dated April 22, 2015 (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 6-K furnished to the Commission on April 30, 2015 (File No. 001-36596)).

4.8	Material change report, dated April 2, 2015 (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 6-K furnished to the Commission on April 29, 2015 (File No. 001-36596)).

4.9	Material change report, dated April 14, 2015 (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 6-K furnished to the Commission on April 29, 2015 (File No. 001-36596)).

5.1	Consent of Ernst & Young LLP.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).